UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Javo Beverage Company, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JAVO BEVERAGE COMPANY, INC.

1311 Specialty Drive
Vista, California 92081

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 18, 2009

        The Annual Meeting of Stockholders of Javo Beverage Company, Inc. (the "Company") will be held on November 18, 2009 at 6:30 p.m. local time at the Company's headquarters located at 1311 Specialty Drive, Vista, California 92081. The Annual Meeting is being held for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect eight directors to hold office until the 2010 Annual Meeting of Stockholders and until their successors are elected and qualified.

2.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        Only stockholders of record at the close of business on October 2, 2009 will be entitled to notice of, and to attend and vote at, such meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the Company's headquarters for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS
William E. Marshall Secretary

Vista, California
October 5, 2009

YOUR VOTE IS IMPORTANT!

        You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy by mail using the return envelope provided. Please see the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

JAVO BEVERAGE COMPANY, INC.
1311 Specialty Drive
Vista, California 92081
(760) 560-5286

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 18, 2009

        This proxy statement, including a form of proxy card, and annual report to stockholders are available at www.javobeverage.com.

        Javo Beverage Company, Inc. (the "Company") is furnishing this Proxy Statement and the enclosed proxy card in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Stockholders to be held on November 18, 2009, at 6:30 p.m. local time, at the Company's headquarters located at 1311 Specialty Drive, Vista, California 92081, and at any adjournments thereof (the "Annual Meeting"). These materials are being mailed to stockholders on or about October 12, 2009.

        Only holders of the Company's common stock as of the close of business on October 2, 2009 (the "Record Date") are entitled to attend and vote at the Annual Meeting. Holders of the Company’s Series B Preferred Stock are not entitled to vote on the matters described in this proxy statement. Stockholders who hold shares of the Company's common stock in "street name" may attend and vote at the Annual Meeting only if they hold a valid proxy from their broker. Without a valid proxy, beneficial holders cannot vote at the Annual Meeting because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf. As of the Record Date, there were 283,803,343 shares of common stock outstanding.

        A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the meeting. Stockholders of record who are present at the meeting in person or by proxy and who abstain from voting, including brokers holding customers' shares of record who cause abstentions and “broker non-votes” to be recorded at the meeting, will be included in the number of stockholders present at the meeting for purposes of determining whether a quorum is present.

        Each stockholder of record is entitled to one vote at the Annual Meeting for each share of common stock held on the Record Date.  Upon request of any holder of common stock, there may be cumulative voting in the election of directors, which means that each share of common stock would have as many votes as there are director positions to be elected, with the holders being able to cast these votes among any number of nominees.  Absent such a request, there will be no cumulative voting.  Stockholders may vote their shares by using the proxy card enclosed with this Proxy Statement. All proxy cards received by the Company that are properly signed and have not been revoked will be voted in accordance with the instructions contained in the proxy cards. If a signed proxy card is received which does not specify a vote or an abstention, the shares represented by that proxy card will be voted for the nominees to the Board of Directors listed on the proxy card and in this Proxy Statement.  The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented by the proxy card in their discretion.

        Under Delaware law and the Company’s Amended and Restated Certificate of Incorporation and Bylaws, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors.  A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.  In the election of directors, the eight persons receiving the highest number of "FOR" votes at the Annual Meeting will be elected. Other proposals require the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting. If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. For purposes of determining the number of shares voting on a particular proposal, votes cast for or against a proposal and abstentions are counted as shares voting, whereas broker non-votes are not counted as shares voting. Accordingly, an abstention will have no effect on the election of directors.

        A stockholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of the Company at 1311 Specialty Drive, Vista, California 92081 or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless the stockholder actually votes in person at the meeting.

        The proxy card accompanying this Proxy Statement is solicited by the Board. The Company will pay all of the costs of soliciting proxies. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies personally, or by telephone, without receiving additional compensation. The Company may retain a proxy solicitation firm to assist in the solicitation of proxies in connection with the Annual Meeting. In that event, the Company will pay such firm customary fees and reimburse expenses. The Company, if requested, will also reimburse brokers, banks and other fiduciaries who hold shares of common stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to stockholders.

BOARD OF DIRECTORS AND DIRECTOR NOMINEES

The Bylaws of the Company provide for a Board consisting of up to nine directors. The number of directors currently authorized is eight, which is the number of directors that are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees named below. All of the nominees named below are presently directors of the Company, and, with the exception of Scott Dickey who was appointed this year to a newly created vacancy on the Board, each of the nominees was elected to his present term by the stockholders of the Company.

The present term of each of the directors continues until the Annual Meeting and until his successor has been elected and qualified. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who will be designated by the present Board to fill the vacancy. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected.

The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until his successor has been elected and qualified.

The Company's Amended and Restated Certificate of Incorporation and Bylaws contain provisions eliminating or limiting the personal liability of directors for violations of a director's fiduciary duty to the extent permitted by the Delaware General Corporation Law.

The name of and certain other information regarding each nominee is set forth in the table below.

Name	Age	Position(s) with Company
Cody C. Ashwell	38	Chairman and Chief Executive Officer
William C. Baker	75	Director
Ronald S. Beard	70	Director
Jerry W. Carlton	67	Director
Scott P. Dickey	43	Director
Terry C. Hackett	61	Director
Stanley A. Solomon	68	Director
Richard B. Specter	56	Director

CODY C. ASHWELL, 38

Cody C. Ashwell is the Chairman and Chief Executive Officer of Javo Beverage Company. Mr. Ashwell has served as the Company's CEO and Chairman since September 2001, acted as a consultant to the Company prior to that, and has held a major stake in the Company since 1999. Prior to joining Javo, Mr. Ashwell was managing partner of Ashwell, Marshall & Associates, a management consulting firm. Prior to this, he was the founder and principal of a successful financial and insurance services firm, which was later sold to the Allstate Insurance Corporation.

WILLIAM C. BAKER, 75

William C. Baker has been a director of the Company since January, 2004.  Mr. Baker also serves as a director of Public Storage, Inc. and California Pizza Kitchen, Inc. Previously, Mr. Baker served as a Director of Callaway Golf Company and of La Quinta Corporation (f/k/a The Meditrust Companies), President and Chief Executive Officer of the Los Angeles Turf Club, Inc., a subsidiary of Magna International, Inc., Chairman and Chief Executive Officer of The Santa Anita Companies, Inc., Chairman of Santa Anita Realty Enterprises, Inc. and Chairman, President and Chief Executive Officer of Santa Anita Operating Company. Mr. Baker also served as President and Chief Operating Officer of Red Robin International, Inc. (a restaurant chain) from May 1993 to May 1995, and Chairman and Chief Executive Officer of Carolina Restaurant Enterprises, Inc. from August 1992 to December 1995. He was the principal shareholder and Chief Executive Officer of Del Taco, Inc. from 1977 until it was sold in 1988. Mr. Baker received his law degree in 1957 from the University of Texas.

RONALD S. BEARD, 70

Ronald S. Beard has been a director of the Company since January 2004. Mr. Beard has also served as a Director of Callaway Golf Company since June 2001 acting as Chair of their Audit Committee and as lead independent director. Mr. Beard is currently a partner in the Zeughauser Group, consultants to the legal industry. Mr. Beard is a retired former partner of the law firm of Gibson, Dunn & Crutcher LLP. He joined the firm in 1964, served as Chairman of the firm from April 1991 until December 2001, and was also its Managing Partner from April 1991 until mid-1997. Mr. Beard served as Callaway Golf Company's general outside counsel from 1998 until he joined its Board of Directors. He received his law degree in 1964 from Yale Law School.

JERRY W. CARLTON, 67

Jerry W. Carlton has been a director of the Company since January 2004.  Mr. Carlton is an attorney specializing in tax and general business law and has been a partner in O'Melveny & Myers L.L.P. for 30 years. As Managing Partner of the firm's Orange County office for 15 years, Mr. Carlton handled hospital acquisitions and divestitures and was responsible for all legal aspects of a large managed care entity. Mr. Carlton has served as a director of numerous public and privately-held companies and on the boards of several charitable organizations, including: Phoenix House, Prentice Day School, Willametta K. Day Foundation, Arlington Investment Company, Vicente Management Company and the Foley Timber Company, Oakmont Corporation and Fibres International. Mr. Carlton earned his law degree from the University of Texas in 1967.

SCOTT P. DICKEY, 43

Scott P. Dickey has been a director of the Company since June 2009.  Mr. Dickey has been an Operating Partner of Falconhead Capital and Chief Operating Officer of Competitor Group, Inc., a private endurance sports marketing and management company, since May 2008.  From 2006 to 2007, he served as President of Transworld Media, an action sports media company and a former division of Time Warner. From 2004 to 2006, Mr. Dickey was at K2 Inc., a publicly-traded manufacturer and distributor of premier branded sporting goods equipment, serving as President of K2 Licensed Products Inc. and K2 Properties, a division he organized and launched. From 2001 to 2004, Mr. Dickey served as President and Chief Operating Officer of Fotoball USA, Inc., a publicly-traded sports and entertainment marketer and manufacturer specializing in licensed sporting goods, which K2 Inc. acquired. He currently serves on the board of directors of Competitor Group, Inc. Mr. Dickey received a Bachelor of Arts degree from Bates College in Lewiston, Maine.

TERRY C. HACKETT, 61

Terry C. Hackett has been a director of the Company since January 2004.  Mr. Hackett has specialized in business and real estate transactions during his legal career. Currently he is the President of Hackett Management Corporation, a real estate management company, which manages certain real estate assets, primarily retail properties. For fifteen years Mr. Hackett sat on the Board of Directors of Knott's Berry Farm Foods, which manufactured preserves, salad dressings, and other products for distribution throughout the United States. The company was sold to ConAgra in 1995. Mr. Hackett also sat on the Board of the parent company, Knott's Berry Farm, which was involved in the theme park, retail and food service businesses. Subsequently, he was the representative for the Knott family on the Board of Cedar Fair LP, which acquired Knott's and has theme parks, retail sales and food service and 12 locations throughout the U.S. Mr. Hackett has a degree in business finance from the University of Southern California School of Business and juris doctorate degree from the University of Southern California School of Law.

STANLEY A. SOLOMON, 68

Stanley A. Solomon has been a director of the Company since January 2004.  Mr. Solomon is a Certified Public Accountant currently operating a professional practice specializing in providing tax consulting services. Previously, Mr. Solomon was a partner in the national accounting firm of Kenneth Leventhal & Company. Mr. Solomon has served as an outside director of two publicly traded corporations. He earned a B.S. degree in accounting from Hunter College and a law degree from Brooklyn Law School.

RICHARD B. SPECTER, 56

Richard B. Specter has been a director of the Company since January, 2004.  Mr. Specter is a partner in the Southern California law firm of Corbett, Steelman & Specter. Mr. Specter has served as a litigator for over twenty-five years with extensive experience in both Federal and State courts. He has acted as lead counsel in major litigation involving franchise disputes, distribution rights, unfair competition and trademark issues. He has also been involved in antitrust matters affecting the petroleum, sports and newspaper industries, Federal and State securities claims, and commercial transactions. Mr. Specter's trial experience includes the areas of product liability, business disputes, real estate matters, employment disputes, professional malpractice and banking litigation, and antitrust litigation. Mr. Specter received his B.A. degree from Washington University and his law degree from George Washington University. Mr. Specter is a member of the Orange County Bar Association, American Bar Association, Pennsylvania Bar Association, Illinois State Bar Association, and Missouri Bar Association.

There are no family relationships among our directors or executive officers. In each of 2004 and 2008, each non-employee director then serving received 150,000 shares of the Company's common stock as compensation for his service on the Board of Directors.  No additional compensation has been given or paid to non-employee directors for service on the Board or Board committees.

CORPORATE GOVERNANCE

The Board met four times during fiscal 2008. Each member of the Board attended 75% or more of the aggregate of the total number of Board and applicable committee meetings held during the period of such member's service, other than Mr. Carlton, who attended two of four total meetings.

Board Independence

The Company believes that Ronald S. Beard, Jerry W. Carlton, Scott P. Dickey and Richard B. Specter satisfy the independence standards set forth under the rules of the NASDAQ Stock Market; William C. Baker, Terry C. Hackett and Stanley A. Solomon would not satisfy these independence standards due to their ownership interests in Javo Dispenser, LLC and Cody C. Ashwell would not satisfy these standards due to the fact that he currently serves as Chief Executive Officer.  The Company has defined independence with reference to the NASDAQ Marketplace Rules and has considered known facts and circumstances, including stock ownership levels and related-party transactions, that could reasonably be expected to potentially impact independence.  Although the Company is not listed on the NASDAQ Stock Market, the Company has applied the NASDAQ independence rules to make these independence determinations.

Board Committees

The Company does not have a standing audit or nominating committee. As a small company, it believes that all of its directors acting together, as opposed to a subset of them acting by means of a committee, is the most efficient and effective framework for it to perform the functions otherwise associated with audit and nominating committees. The compensation committee was formed on March 20, 2007.

Audit Committee.  Because Javo does not have an audit committee, the entire Board of Directors acts as the audit committee. The Board of Directors believes that Cody C. Ashwell, William C. Baker, Terry C. Hackett and Stanley A. Solomon are not independent under the rules of the NASDAQ Stock Market. The Board of Directors has determined that none of its members qualify as an audit committee financial expert as defined in Item 407 of Regulation S-K of the Securities and Exchange Act of 1934. We have not been able to identify a suitable candidate for our Board of Directors who would qualify as an audit committee financial expert.

Compensation Committee. The compensation committee currently consists of Ronald S. Beard (Chairman), William C. Baker, Jerry W. Carlton, Scott P. Dickey, Terry C. Hackett and Richard B. Specter.  The Board of Directors has determined that all members of the compensation committee, with the exception of William C. Baker and Terry C. Hackett, are independent directors under the rules of the NASDAQ Stock Market. The compensation committee reviews and advises the Board of Directors on all compensation arrangements for executive officers and establishes and reviews general policies relating to the compensation and benefits of its officers and employees. The compensation committee is governed by a written charter approved by the Board of Directors. The compensation committee’s report is included in this proxy statement. The Compensation Committee did not meet in 2008.

Nominating Committee. Because all of the members of the Board of Directors participate in the consideration of director nominees and in light of the fact that Board is comprised entirely of non-employee directors, with the sole exception of Mr. Ashwell, the Board has determined that it is not necessary at this time to have a separate nominating committee.

DIRECTOR NOMINATIONS

The information below describes the criteria and process that the Board used to evaluate candidates for election to the Board.

Criteria for Board Membership.  In selecting candidates for appointment or re-election to the Board of Directors, our Board employs a variety of methods for identifying and evaluating director nominees. If vacancies are anticipated or arise, our Board of Directors considers various potential candidates that come to our attention through current board members, professional search firms, stockholders or other persons. These candidates may be evaluated by our Board of Directors at any time during the year.  Our Board of Directors considers candidates recommended by stockholders when the nominations are properly submitted as described in “Stockholder Nominees” below.  Following verification of the stockholder status of persons proposing candidates, our Board of Directors makes an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized herein to determine whether the candidate is qualified for service on the board, before deciding to undertake a complete evaluation of the candidate.  If our Board of Directors determines that additional consideration is warranted, it uses a third-party search firm to gather additional information about the prospective nominee's background and experience. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed before undertaking a complete evaluation, our Board of Directors treats a potential candidate nominated by a stockholder like any other potential candidate.  The Board of Directors expects that a nominating committee, once formed, would employ a similar evaluation process for a director nominee.

Stockholder Nominees.  Because the Company does not have a nominating committee, our entire Board of Directors considers director candidates recommended by stockholders.  Any such nominations should be submitted to the Board of Directors c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in the Bylaws of the Company and under the caption, “Stockholder Proposals for 2010 Annual Meeting” below.

Process for Identifying and Evaluating Nominees.   Because the Company does not have a nominating committee, our entire Board of Directors nominates directors and reviews qualifications of such nominees.  Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, willingness to devote adequate time to Board duties, educational and professional background, personal accomplishment and other relevant factors.  Our Board of Directors does not establish any specific qualification standards for director nominees, although from time to time the Board of Directors may identify certain skills or attributes as being particularly desirable to help meet specific needs that have arisen.

Communications with Directors

Stockholders may contact directors by writing to them either individually, the independent directors as a group, or the Board of Directors generally at the following address:

Javo Beverage Company, Inc.
Attention: Corporate Secretary
1311 Specialty Drive
Vista, CA 92081

Communications sent to an individual director will be forwarded directly to the individual director. Communications sent to the Board of Directors will be forwarded to the Chairman of the Board of Directors. Communications sent to the independent directors as a group will be forwarded to the Chairman of the Board on behalf of all independent directors.

The Company has no formal policies regarding director attendance at the annual meeting of stockholders, although directors are encouraged to attend. All of the directors attended the 2007 annual meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company’s compensation committee currently consists of Ronald S. Beard (Chairman), William C. Baker, Jerry W. Carlton, Scott P. Dickey, Terry C. Hackett and Richard B. Specter.  No member of the compensation committee was, at any time during fiscal 2008, an officer or employee of the Company.  There are no compensation committee interlocks between the Company and any other entities involving our executive officers and Board members who serve as executive officers or board members of such entities.

CODE OF ETHICS

The Board has adopted a Code of Business Conduct and Ethics that applies to all of the Company's employees, officers and directors, including its principal executive officer and its principal financial officer. A copy of the code is available on the Company's website at: http://www.javobeverage.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

The following table sets forth information regarding ownership of the Company's common stock as of October 2, 2009 (or earlier date for information based on filings with the SEC) by (a) each person known to the Company to own more than 5% of the outstanding shares of the Company's common stock, (b) each director and nominee for director of the Company, (c) each person who served as the Company's Chief Executive Officer in 2008, each person who served as Chief Financial Officer or principal financial officer in 2008, and each other executive officer named in the compensation tables appearing later in this Proxy Statement and (d) all current directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Held (1)	Percentage of Common Stock (2)
Coffee Holdings, LLC	50,000,000	17.6%
William C. Baker	18,016,400	6.3%
Cody C. Ashwell	11,187,027	3.9%
Terry C. Hackett	3,075,000	1.1%
William E. Marshall	2,508,000	*
Jerry W. Carlton	2,350,000	*
Gary A. Lillian	2,050,000	*
Richard A. Gartrell	1,515,196	*
Richard B. Specter	980,215	*
Stanley A. Solomon	960,000	*
Ronald S. Beard	995,000	*
Scott P. Dickey	--	--

All executive officers and directors as a group (10 persons)	94,086,838	33.2%
_____________

*	Represents beneficial ownership of less than 1%.
(1)	Represents shares of common stock held as of October 2, 2009, including certain unvested shares subject to potential forfeiture.
(2)
Based on 283,803,343 shares of common stock outstanding as of October 2, 2009. The percentage ownership and voting power for each person (or all directors and executive officers as a group) is calculated by assuming the exercise of all options exercisable within 60 days of October 2, 2009 held by such person and the non-exercise and non-conversion of all other outstanding options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation arrangements described under the caption “Executive Compensation” and except as disclosed herein, the Company is not a party to any transactions between it and certain “related parties,” which are generally considered to be the directors and executive officers, nominees for director, holders of 5% or more of the outstanding common stock and members of their immediate families.

In 2005, the Company entered into a seven-year rental agreement with Javo Dispenser, LLC (“LLC”), a related party, to rent liquid concentrate dispensers for placement at its customer locations.  The LLC is a Delaware limited liability company owned by Company directors William C. Baker, Terry C. Hackett and Stanley A. Solomon, two former directors and three other Company stockholders.  The Company’s Chief Financial Officer serves, without remuneration of any kind, as the General Manager of the LLC.  The LLC agreed to acquire, as needed, up to $2,000,000 worth of liquid dispensers, which were then rented to the Company on terms that the Company believes to be arm’s length and no less favorable than could be obtained from an unaffiliated supplier.  The term of the rental agreement extends to 2010 and, at the end of the term, the Company has the right to acquire the dispensers for nominal consideration of $1.00.  The Company believes that the terms of this agreement are fair and are consistent with the terms that would be obtained in an arm’s length transaction.  As of December 31, 2008, the LLC had purchased 896 dispensers.  The Company has rented these machines from the LLC and had incurred a dispenser rental expense of $728,160, $716,640 and $370,791 in 2008, 2007 and 2006, respectively.  The LLC has purchased all the dispensers it has contracted for and will not purchase additional dispensers beyond the 896 it has already purchased.

Between December 31, 2008 and March 1, 2009, two members of the Company’s board of directors (Messrs. Baker and Carlton) purchased $2.2 million of promissory notes and common stock in a private transaction.  For their investment, the directors received promissory notes in the aggregate principal sum of $2.2 million and 11 million shares of common stock.  The board members invested on the same terms as the other non-affiliate investors.

The Company has entered into indemnification agreements with each of its current officers and directors pursuant to which the Company is obligated to indemnify such officers and directors for breaches of fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934 and SEC rules, the Company's directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC.  Executive officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all reports filed under Section 16(a).  To the Company’s knowledge, based solely on the review of copies of the reports furnished to the Company, reports required to be filed in 2008 by its executive officers, directors and greater-than-10% stockholders were timely filed, other than one report on Form 4 that was filed late on behalf of Richard Specter reporting a purchase of its common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Javo's compensation program is designed to attract, inspire, motivate and reward executives responsible for attaining the financial and strategic objectives essential to our long-term success and growth in stockholder value. The key objectives of the compensation program are to:

•	attract and retain executives who are talented, qualified and capable of achieving our business objectives;

•	remain competitive with the compensation paid to similarly situated executive officers at other companies in our industry;

•	inspire and motivate executives to achieve operating goals through performance-based compensation;

•	provide a strong, direct link between our financial and strategic goals and executive compensation;

•	align the interests of our executives and stockholders by tying elements of compensation to the achievement of Company goals; and

•	fairly reward executives for their efforts.

Historically, the sole compensation element had been a base salary.  Due to the Company’s limited cash resources, cash bonuses had not been awarded and it had historically not compensated officers with equity awards so as to minimize stockholder dilution and to avoid the potential negative impact on the Company’s ability to raise capital in equity financing transactions.  In fiscal 2007, the Company formed a compensation committee tasked with the goal of reviewing the design and guiding philosophy for the Company’s executive compensation practices.  Following a review of historical compensation levels, overall operating performance and individual officer performance no changes were made in the compensation to the executive team in 2008.  However, following the successful completion of a debt and stock offering in the first half of 2009, the Compensation Committee recommended, and the non-employee members of the Board of Directors (the “Non-Employee Directors”) approved, increases in base salary, cash bonuses and equity awards as described below.

Establishment of Compensation Levels

Historically, compensation levels have been established through negotiation as each executive has joined the Company, with the Company establishing the appropriate salary level through an informal survey by the Board and other members of management of what are considered to be competitive levels within the Company’s industry and geographic areas and after giving due regard to internal pay parity considerations.

Elements of Executive Officer Compensation

Base Salary. Javo seeks to provide its executive officers with competitive annual base salaries in order to attract and retain key employees.  The base salary component of our executive officer compensation program is not designed to incentivize near-term performance (as performance-based cash bonuses are designed to do), but rather to provide the baseline level of compensation to executive officers.  In most cases, the base salary component will represent the largest annual form of compensation to executive officers, although the Company has no formal policy regarding the allocation between base salary and other forms of compensation.  In making decisions regarding base salary levels, the compensation committee will consider and evaluate the total compensation package, including possible performance-based cash bonuses and periodic equity awards, received or to be received by a particular executive officer, and seek to ensure that the executive officer’s total compensation package is fair, reasonable and competitive, as determined by the committee, based on the experience of its members and on comparable compensation levels in our industry.  In determining appropriate salary levels for a given executive officer, the compensation committee considers the following factors:

•	individual performance of the executive, as well as our overall performance, during the prior year;

•	level of responsibility;

•	breadth, scope and complexity of the position;

•	internal review of the executive’s compensation relative to other executives to ensure internal equity; and

•	executive officer compensation levels at other similar companies to ensure competitive compensation.

In 2008, no changes were made in executive salaries.  In June 2009, the Compensation Committee recommended, and the Non-Employee Directors approved, the following increases in base salary for the executive officers.

Name	2008 Base Salary	2009 Base Salary
C Cody C. Ashwell	$210,000	$350,000
Ga Gary A. Lillian	$200,000	$300,000
Ri Richard A. Gartrell	$200,000	$230,000
William E. Marshall	$200,000	$260,000

The base salaries actually paid to each of the named executive officers in fiscal 2008 are set forth below in the Summary Compensation Table.

Cash Bonus

In 2008, no bonus awards were paid to executives.  In June 2009, the following retention bonuses were awarded in light of the fact that no bonuses had been paid since 2007 and in recognition of the Company’s success in completing a significant financing that helped raise additional capital needed for growth.

Name	Bonus Payment
Cody C. Ashwell	$220,000
Gary A. Lillian	$110,000
William E. Marshall	$100,000
Richard A. Gartrell	$70,000

Equity Awards.

No option grants or other equity awards were made in 2008.  In June 2009, the Compensation Committee recommended, and the Non-Employee Directors approved, a voluntary stock option surrender program under which Messrs. Ashwell, Lillian, Marshall and Gartrell surrendered previously issued stock options for cancellation.  The options, which were granted in April 2007 and represented the right to purchase up to 4,500,000 shares of common stock at a price of $1.16 per share, would have been 60% vested as of April 2010.  The options were “underwater” at the time of their surrender, as the then current stock price was approximately $0.30 per share.  Because of the large difference between the option exercise price and the prevailing stock price, the Non-Employee Directors were concerned that the options did not provide meaningful retention value.

In partial consideration for the surrender of the options and as compensation and a retention tool, the Non-Employee Directors approved in June 2009 the issuance under the Company’s 2007 Stock Option and Incentive Plan of 4,800,000 shares of restricted stock, as set forth in the table below.  The restricted stock awards will vest with respect to 60% of the underlying shares on the third anniversary of the grant date, and then with respect to 20% of the shares on each of the fourth and fifth anniversaries.

Name	Shares of Restricted Stock
Cody C. Ashwell	2,000,000
Gary A. Lillian	1,300,000
William E. Marshall	1,000,000
Richard A. Gartrell	500,000

Other Benefits

Executive officers are eligible to participate in all employee benefit plans, such as medical, dental, vision, group life and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law.  The Company also provides vacation and other paid holidays to all employees, including executive officers, all of which it believes to be comparable to those provided at peer companies. These benefit programs are designed to enable the Company to attract and retain its workforce in a competitive marketplace.  Health, welfare and vacation benefits ensure that it has a productive and focused workforce through reliable and competitive health and other benefits.

Tax and Accounting Considerations

Deductibility of Executive Compensation. In making compensation decisions affecting its executive officers, the compensation committee considers the ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the compensation committee considers the requirements and impact of Section 162(m) of the Internal Revenue Code, which limits the tax deductibility to Javo of compensation in excess of $1.0 million in any year for certain executive officers, except for qualified “performance-based compensation” under the Section 162(m) rules. The compensation committee considers the Section 162(m) rules as a factor in determining compensation, but will not necessarily limit compensation to amounts deductible under Section 162(m). No covered executive’s compensation exceeded $1.0 million for 2008.

Accounting for Stock-Based Compensation. Effective October 1, 2005, Javo adopted the fair value recognition provisions of SFAS No. 123(R) to account for all stock grants under all of its stock plans. Under SFAS No. 123(R), Javo is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Although it assessed the desirability of granting shares of restricted stock to its executive officers and employees in lieu of stock option grants in light of the accounting impact of SFAS No. 123(R), it ultimately determined to retain the stock option program as the main component of the long-term compensation program as that program helps to align management performance with stockholder goals. Accounting rules also require the Company to record cash compensation as an expense at the time the obligation is incurred.

Role of Executives in Compensation Decisions

The Compensation Committee has been delegated the responsibility to review the performance and compensation of the Chief Executive Officer on an annual basis and make recommendations to the Non-Employee Directors regarding the Chief Executive Officer’s compensation level. For the remaining executives, the Chief Executive Officer makes recommendations to the compensation committee, which the compensation committee takes into account when making its recommendations to the independent directors regarding officer compensation.

Allocation of Compensation

There is no pre-established policy or target for the allocation of compensation. The factors described above, as well as the overall compensation philosophy, are reviewed to determine the appropriate level and mix of compensation. Historically, and in 2008, the largest portion of compensation to named executive officers was granted in the form of base salary.

Timing of Compensation

Compensation, including base salary adjustments, for the named executive officers is reviewed annually, usually in the first quarter of the fiscal year and upon promotion or other change in job responsibilities.

Minimum Stock Ownership Requirements

There are no minimum stock ownership guidelines for the executives or employees, although senior members of the management team are encouraged and expected to have a significant direct interest in the value of our common stock through open market purchases and/or receipt of equity awards.

Conclusion

The compensation policies are designed and are continually being developed to retain and motivate the executive officers and to reward them for outstanding individual and corporate performance.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, has recommended to the Board that such report be included in this proxy statement.

COMPENSATION COMMITTEE

Ronald S. Beard, Chairman
William C. Baker
Jerry W. Carlton
Scott P. Dickey
Terry C. Hackett
Richard B. Specter

Summary Compensation Table

The following table summarizes compensation paid, awarded or earned for services rendered during each of the last three fiscal years by the Chief Executive Officer, Chief Financial Officer and the two other most highly compensated executive officers in fiscal 2008.  We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Fiscal Year	Salary	Bonus	Option Awards (1)	All Other Compensation (2)	Total

Cody C. Ashwell	2008	$210,000	--	--	$13,076	$223,076
Chairman and Chief Executive Officer	2007	202,500	170,000	289,304	6,207	668,011
	2006	180,000	--	--	2,616	182,616

Gary A. Lillian	2008	200,000	--	--	13,686	213,686
President	2007	194,167	100,000	192,869	6,515	493,551
	2006	180,000	--	--	2,616	182,616

Richard A. Gartrell	2008	200,000	--	--	5,050	205,050
Chief Financial Officer	2007	194,167	100,000	192,869	2,428	489,464
	2006	180,000	--	--	2,616	182,616

William E. Marshall	2008	200,000	--	--	13,686	213,686
General Counsel, Sr. Executive	2007	194,167	100,000	192,869	6,515	493,551
Vice President and Secretary	2006	162,750	--	--	2,616	165,366

(1)
The value of the option awards has been computed in accordance with SFAS No. 123(R), which requires that we recognize as compensation expense the value of all stock-based awards, including stock options, granted to employees in exchange for their services over the requisite service period, which is typically the vesting period, but excluding forfeiture assumptions that are used in calculating equity award expense in the Company’s financial statements.

(2)	Amounts include medical, dental, vision and life insurance premiums paid the Company.

Grants of Plan-Based Awards

No plan-based awards were made in fiscal 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding outstanding equity awards at December 31, 2008 for our named executive officers.  As discussed above under the Compensation Discussion and Analysis, these awards were surrendered to the Company in June 2009 and new unvested awards were granted at that time.

	Option Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Cody C. Ashwell	--	1,500,000	$1.16	4/25/2017
Gary A. Lillian	--	1,000,000	1.16	4/25/2017
Richard A. Gartrell	--	1,000,000	1.16	4/25/2017
William E. Marshall	--	1,000,000	1.16	4/25/2017

Option Exercises and Stock Vested

No options were exercised by the named executive officers during fiscal 2008.

The Non-Employee Directors were each issued 150,000 shares of common stock as compensation for board service in 2008.

Pension Benefits

Javo does not have a defined benefit plan. The named executive officers did not participate in, or otherwise receive any special benefits under, any pension or defined benefit retirement plan sponsored by the Company during fiscal 2008.

Nonqualified Deferred Compensation

During fiscal 2008, the named executive officers did not contribute to, or earn any amount with respect to, any defined contribution or other plan sponsored by Javo that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment, Severance and Change in Control Agreements

Javo has entered into employment agreements with each of the named executive officers.  These agreements set forth the individual’s base salary, bonus eligibility, equity compensation and other employee benefits, which are described above in the Compensation Discussion and Analysis.  Pursuant to their employment agreements, in January 2002 each named executive officer received a restricted stock award upon commencement of employment.  At the end of 2003 and 2005, the five top officers and employees of the Company, including the named executive officers, forfeited their shares of restricted common stock when they collectively contributed an aggregate of 41,550,002 shares of common stock to the Company treasury in order to facilitate the raising of $9.7 million in investment capital through private offerings completed in 2003 and 2005.  The employment agreements of the contributing members of management were amended in light of these contributions.

The employment agreements of each of the named executive officers provide that, in the event of a termination by the executive for good reason or by the Company without cause, the executive will be entitled to all accrued salary, vacation time and benefits under any applicable benefit plans of the Company through the date of termination, as well as a prorated bonus for the year in which the termination occurs for any then applicable bonus or bonus plan payable in accordance with the Company’s normal bonus payment policy.  Additionally, upon the execution of a release by the executive, the Company will pay to the executive severance pay in an amount equal to his then base salary until one year from the date of termination.

Potential Payments Upon Termination or Change In Control

Javo currently has no change in control agreements in place for any of the named executive officers. However, the 2007 Plan contains, and certain option awards granted thereunder contain, provisions regarding the accelerated vesting of options in the event of a change in control or a “Sale Event,” which is defined under the plan as (A) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity; (B) a merger, reorganization or consolidation in which the outstanding shares of common stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction; or (C) the sale of all or substantially all of the common stock of the Company to an unrelated person or entity.

Assuming that a change in control occurred as of the end of fiscal 2008, and based on the closing stock price on the last day of trading that year ($0.12) the named executive officers would have received no change in control benefits because the exercise price of then outstanding options was higher than the closing price of the stock.

Director Compensation

Directors each received 150,000 shares of common stock as compensation for their services as directors in fiscal 2008.  The Company recorded $378,000 in compensation expense for the issuance.

Compensation Committee Interlocks and Insider Participation

The Company’s compensation committee currently consists of Ronald S. Beard (Chairman), William C. Baker, Jerry W. Carlton, Scott P. Dickey, Terry C. Hackett and Richard B. Specter.  No member of the compensation committee was, at any time during fiscal 2008, an officer or employee of the Company.  There are no compensation committee interlocks between the Company and any other entities involving our executive officers and Board members who serve as executive officers or board members of such entities.

Relationship with Independent Registered Public Accounting Firm

The following is a summary of the fees billed to the Company by Farber Hass Hurley & McEwen LLP (“Farber Hass”) for professional services rendered for the fiscal years ended December 31, 2008 and 2007. These fees are for work performed in the fiscal years indicated and, in some instances, the Company has estimated the fees for services rendered but not yet billed.

	2008	2007
Audit Fees:	$104,093	$106,636

Consists of fees billed for professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the registrant's quarterly reports or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements

Audit-Related Fees:	0	0

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements

Tax Fees:	0	0

Consists of fees billed for professional services rendered for tax compliance, tax advice and tax planning

All Other Fees:	0	0

Consists of fees billed for other products and services not described above

Total All Fees:	$104,093	$106,636

Because the Board has not formed an audit committee, the Board has retained responsibility for the appointment of the Company’s independent registered public accounting firm.  Farber Hass has served as the Company’s independent auditors for approximately seven years and the Board has not deemed it necessary to seek stockholder ratification of this selection.  The Company does not expect that representatives from Farber Hass will be present at the meeting.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Because the Board has not formed an audit committee, the Board has not adopted formal policies relating to the approval of audit and non-audit services.  There were no non-audit services performed by our independent registered public accounting firm in 2008.

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2008, regarding the Company’s 2007 Stock Option and Incentive Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	--		--	--
Equity compensation plans not approved by security holders	5,900,000	(1)	$1.16	9,100,000
Total	5,900,000		1.16	9,100,000

(1)	Options to purchase an aggregate of 4,500,000 shares of common stock were granted to Messrs. Ashwell, Gartrell, Lillian and Marshall on April 25, 2007.

PROPOSAL 1—ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will vote on the election of eight directors to serve for a one-year term until the annual meeting of stockholders in 2010 and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. The Board has unanimously nominated Cody C. Ashwell, William C. Baker, Ronald S. Beard, Jerry W. Carlton, Scott P. Dickey, Terry C. Hackett, Stanley A. Solomon, and Richard B. Specter for election to the Board.  All of the nominees are incumbent directors and all, other than Mr. Dickey, have been previously elected by the stockholders.  Mr. Dickey, who is an Operating Partner at Falconhead Capital, was added to the Board following Falconhead’s investment in Javo in the first half of 2009.

The nominees have indicated that they are willing and able to serve as directors. If any of the nominees becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board. The proxies being solicited will be voted for no more than eight nominees at the Annual Meeting. The directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE
NOMINATED DIRECTORS.

OTHER MATTERS

As of the time of preparation of this Proxy Statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

STOCKHOLDERS SHARING THE SAME ADDRESS

The Company may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more Company stockholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of these materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact the Company’s investor relations department at 1311 Specialty Drive, Vista, California 92081 or by telephone at (760) 560-5286. If your stock is held through a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage firm or bank.

FORM 10-K

The Company will mail without charge to any stockholder upon written request, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2008 including the financial statements, schedules and a list of exhibits. Requests should be sent to Javo Beverage Company, Inc., 1311 Specialty Drive, Vista, California 92081, Attn: Investor Relations.

STOCKHOLDER PROPOSALS

Under the rules of the Securities and Exchange Commission, stockholders who wish to submit proposals for inclusion in the Proxy Statement of the Board of Directors for the 2010 Annual Meeting of Stockholders must submit such proposals so as to be received by the Company at 1311 Specialty Drive, Vista, California 92081, on or before June 14, 2010, or a reasonable time before the mailing of materials if the meeting date changes more than 30 days from the anniversary of the 2009 Annual Meeting. Additionally, stockholders who intend to present a stockholder proposal at the 2010 annual meeting must provide the Secretary of the Company with written notice of the proposal between 60 and 90 days prior to the date of the annual meeting; provided, however, that if the public disclosure of the date of the annual meeting is made less then 70 days prior to the date of the meeting, notice by the stockholder will be timely received not later than the close of business on the 10th day following the day on which such public disclosure was first made. Notice must be tendered in the proper form prescribed by our bylaws. Proposals not meeting the requirements set forth in our bylaws will not be entertained at the meeting.  A copy of the full text of the provisions of the Company’s Bylaws dealing with stockholder nominations and proposals is available to stockholders from the Secretary of the Company upon written request.  A copy of the full text of the provisions of the Company's Bylaws dealing with stockholder nominations and proposals is available to stockholders from the Company's Investor Relations Department upon written request.

In addition, because the Company has not received notice of any other proposal to be brought before the 2010 Annual Meeting by a stockholder, the proxies held by management will provide the discretion to vote on such proposals.  The Company will have similar authority to vote on such proposals if they are not received within the time periods specified above or, if the date of a future annual meeting changes more than 30 days from the anniversary of the prior meeting, then notice of the proposal must be received a reasonable time before the proxy materials are sent to stockholders.

BY ORDER OF THE BOARD OF DIRECTORS
William E. Marshall Secretary

Vista, California
October 5, 2009

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the Annual Meeting.  However, to ensure that your shares are represented at the meeting, please submit your proxy or voting instructions.  Please see the instructions on the proxy and voting instruction card.  Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

Javo Beverage Company, Inc.

Proxy Solicited by the Board of Directors
for the Annual Meeting of Stockholders
to be Held November 18, 2009

The undersigned stockholder of Javo Beverage Company, Inc. (the “Company”) hereby appoints Cody C. Ashwell and Richard A. Gartrell or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of the Company to be held on November 18, 2009 at 6:30 p.m., local time, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on this proxy card, and in their discretion upon such other matters as may come before the meeting.

1.  To elect the following nominees as directors, to hold office until the 2010 Annual Meeting of Stockholders and until their successors are elected and qualified:

Nominees
Cody C. Ashwell William C. Baker Ronald S. Beard Jerry W. Carlton Scott P. Dickey Terry C. Hackett Stanley A. Solomon Richard B. Specter	☐ ☐ ☐	For all Withhold all For all, except as noted below

To withhold authority to vote for any individual nominee, check “For all, except as noted below” and write the nominee’s name on the line provided below.

The Board recommends that you vote FOR the above nominees. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ABOVE NOMINEES. This proxy may be revoked by the undersigned at any time, prior to the time it is voted by any of the means described in the accompanying proxy statement.

Signature(s) of Stockholder(s)

Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.

Date:___________, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 18, 2009

The proxy statement, including a form of proxy card, and annual report to stockholders are available at www.javobeverage.com.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY
AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.